Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Callan JMB, Inc.

Spring Branch, TX

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 3) (File No. 333-282879) of our report dated August 2, 2024, except for the effects of the reverse stock split as discussed in Note 2 to the financial statements, to which the date is November 18, 2024, relating to the financial statements of Callan JMB, Inc. (formerly Coldchain Technology Services, LLC) for the years ended December 31, 2023 and 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

December 17, 2024